Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Standard Nuclear, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A common stock, par value $0.00001 per share	(1)	457(a)	16,225,596	$21.00	$340,737,516.00	0.0001381	$47,055.85
Fees Previously Paid	Equity	Class A common stock, par value $0.00001 per share	(2)	457(a)	4,761,904	$21.00	$99,999,984.00		$13,810.00

Total Offering Amounts:							$440,737,500.00		60,865.85
Total Fees Previously Paid:									13,810.00
Total Fee Offsets:									0.00
Net Fee Due:									$47,055.85

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Offering Note(s)

(1)	(a) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.
(b) Includes the aggregate offering price of additional shares that the underwriters have the option to purchase.
(2)	(a) The Registrant previously paid a registration fee of $13,810.00 in connection with the initial filing of the Registration Statement on Form S-1 on June 18, 2026.
(b) The fee was estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. This Maximum Aggregate Offering Price was originally registered under 457(o) and is now converted to 457(a).